To Whom it May Concern:

Re: Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Gustavson Associates LLC consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Arkanova Energy Corporation (the “Company”) for the year ended September 30, 2008. We further consent to the use of information contained in our report, as of August 26, 2008, setting forth the estimates of revenues from the Company’s oil and gas reserves in such Annual Report on Form 10-K.

Sincerely,

5757 Central Ave.      Suite D      Boulder, Co. 80301 USA      1-303-443-2209      FAX 1-303-443-3156      http://www.gustavson.com